EXHIBIT 99.1

Minneapolis, MN August 01, 2016

Bio-Techne Corporation (NASDAQ: TECH) today announced it has completed its acquisition of Advanced Cell Diagnostics of Newark, CA. This represents the 9th acquisition for Bio-Techne in the last three years. With these acquisitions, Minneapolis-based Bio-Techne has grown from approximately 650 employees in 2013 to nearly 1,700 staff worldwide and has expanded its global reach with subsidiaries in every major geographic market. Organically, we continue to develop and launch in excess of 1,500 new products to market on a yearly basis which enable researchers to address new and more complex questions in the life science field. This latest acquisition of ACD is consistent with our strategic plan, which includes both organic growth and acquisitions that fill portfolio gaps.

Forward-Looking Statements

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward-looking statements in this press release include statements regarding our belief about the market applications and impact of our acquisition of Advanced Cell Diagnostics, Inc. and our ability to derive advantages from this acquisition as we integrate it into our business. The following important factors, among others, have affected and, in the future could affect, the our actual results: our management of the integration of new businesses into Bio-Techne, the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the levels and particular directions of research and product development by our customers, the impact of the growing number of producers of biotechnology research and diagnostics products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of our research and product development efforts and those of companies in which we have invested or with which we have formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

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Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $452 million in net sales in fiscal 2015 and has approximately 1,700 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:
David Clair, Investor Relations
646-277-1266

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